UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 23, 2006

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)	On January 23, 2006, W&T Offshore, Inc. (“W&T”) entered into an Agreement and Plan of Merger with Kerr-McGee Oil & Gas Corporation. Pursuant to the terms of the agreement, W&T and Kerr-McGee agreed to merge W&T Energy V, LLC, a wholly-owned subsidiary of W&T, with Kerr-McGee Oil & Gas (Shelf) LLC, a wholly-owned subsidiary of Kerr-McGee. Upon completion of the merger, W&T will own 100% of the membership interest in the Kerr-McGee subsidiary, which owns substantially all of the Gulf of Mexico conventional shelf properties of Kerr-McGee. The agreement is effective as of October 1, 2005 and is expected to close during the second quarter of 2006.

In consideration for the merger, W&T and its subsidiary have agreed to pay approximately $1.3 billion in cash to Kerr-McGee. This amount is subject to adjustment based on each party’s share of production proceeds received and expenses incurred for periods before and after October 1, 2005, and other factors. The merger consideration may be further adjusted due to environmental defects, title defects, casualty losses or condemnation proceedings related to the properties if the cost or value reduction attributable to any of these conditions exceeds certain deductible amounts.

The closing of the merger transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 and obtaining the necessary consents from the federal Minerals Management Service and other applicable state or federal authorities.

Kerr-McGee has agreed to remain liable and indemnify W&T for: (i) liabilities, obligations and duties arising from the ownership and operations of the properties before October 1, 2005 and (ii) third party claims for environmental conditions existing or caused before October 1, 2005 and asserted against W&T within six months of closing. Kerr-McGee has also agreed to repair, or reimburse W&T for the costs of repair of, any damages to the facilities included in the properties caused by Hurricanes Katrina and Rita, provided W&T’s repair costs are properly supported and asserted within specified periods following the closing. Except for the liabilities it has agreed to retain, Kerr-McGee’s obligation to indemnify W&T is limited to 50 percent of the base merger consideration.

W&T has agreed to indemnify Kerr-McGee against (a) all claims arising from the ownership and operation of the properties after October 1, 2005 and (b) all claims related to environmental obligations, plugging and abandonment obligations and gas production imbalances without regard to when the obligation arose. W&T’s obligations to indemnify Kerr-McGee exclude civil or criminal fines or penalties imposed against Kerr-McGee for violations of laws related to environmental and plugging and abandonment obligations and certain other matters arising from the ownership or operation of the properties prior to October 1, 2005.

The agreement will terminate if the closing has not occurred by the earlier of September 30, 2006 and 90 days after the delivery of the notice by Kerr-McGee that necessary consents have been obtained. Either party may terminate the agreement prior to closing if the other party has not performed its obligations under the agreement and this failure to perform would prevent or materially delay the consummation of the merger. W&T may also terminate the agreement prior to closing if (a) Kerr-McGee has not provided W&T an opportunity to make inspections of the records and properties owned by the Kerr-McGee subsidiary and complied with certain operational obligations between October 1, 2005 and the closing and (b) the failure has a material adverse effect on the properties of the Kerr-McGee subsidiary taken as a whole or the financial condition or assets and liabilities of the Kerr-McGee subsidiary taken as a whole. In addition, W&T and Kerr-McGee each have the right to seek specific performance of the agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 99.1	Agreement and Plan of Merger among Kerr-McKee Oil & Gas Corporation, Kerr-McGee Oil & Gas (Shelf) LLC, W&T Offshore, Inc., and W&T Energy V, LLC, effective October 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: January 27, 2006	By:	/s/ Stephen A. Landry
Stephen A. Landry
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Agreement and Plan of Merger Among Kerr-McKee Oil & Gas Corporation, Kerr-McGee Oil & Gas (Shelf) LLC, W&T Offshore, Inc., and W&T Energy V, LLC, effective October 1, 2005